As filed with the Securities and Exchange Commission on July 9, 2009
Registration No. 33-45461

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

G-III APPAREL GROUP, LTD.
(Exact name of registrant as specified in its charter)

Delaware	41-1590959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

512 Seventh Avenue
New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)
G-III Apparel Group, Ltd. Stock Option Plan For Non-Employee Directors
(Full title of the plan)

Morris Goldfarb, Chief Executive Officer
G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, New York 10018
(Name and address of agent for service)
(212) 403-0500
(Telephone number, including area code, of agent for service)

Copy to:
Neil Gold, Esq.
Manuel G.R. Rivera, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Telephone: (212) 318-3000
Fax: (212) 318-3400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (Registration No. 33-45461) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on February 4, 1992 by G-III Apparel Group, Ltd. (the “Company”). The Registration Statement registered 30,000 shares of common stock, par value $0.01 per share, of the Company (without giving effect to stock splits and dividends) (the “Shares”), to be offered and sold pursuant the G-III Apparel Group, Ltd. Stock Option Plan for Non-Employee Directors (the “Plan”). The Plan has expired by its terms and all stock options granted thereunder or governed thereby have either been exercised or expired unexercised. In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 9, 2009.

G-III APPAREL GROUP, LTD.
By:	/S/ NEAL S. NACKMAN
Neal S. Nackman
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Morris Goldfarb Morris Goldfarb	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 9, 2009

/s/ Neal S. Nackman Neal S. Nackman	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	July 9, 2009

/s/ Sammy Aaron Sammy Aaron	Director and Vice Chairman	July 9, 2009

/s/ Thomas J. Brosig Thomas J. Brosig	Director	July 9, 2009

* Alan Feller	Director	July 9, 2009

/s/ Jeffrey Goldfarb Jeffrey Goldfarb	Director	July 9, 2009

* Carl Katz	Director	July 9, 2009

/s/ Laura Pomerantz Laura Pomerantz	Director	July 9, 2009

* Willem van Bokhorst	Director	July 9, 2009

* Richard White	Director	July 9, 2009

*By:	/s/ Morris Goldfarb
Morris Goldfarb
Attorney-in-Fact